TEVA PHARMACEUTICAL INDUSTRIES LTD.                  Website:  www.tevapharm.com
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Contacts:
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     Investors
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     Elana Holzman                           Kevin Mannix
     Teva Pharmaceutical Industries Ltd.     Teva North America
     972 (3) 926-7554                        (215) 591-8912
     elana.holzman@teva.co.il                kevin.mannix@tevausa.com

     Media
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     Ayala Miller                            Denise Bradley
     Teva Pharmaceutical Industries Ltd.     Teva North America
     972 (3) 926-7262                        (215) 591-8974
     ayala.miller@teva.co.il                 denise.bradley@tevausa.com


For Immediate Release

                       TEVA COMPLETES ACQUISITION OF BARR

-- Transaction Extends Teva's Leadership in the U.S. and Key Global Markets; Strengthens Balanced Business Model and Enhances Growth Potential --

Jerusalem, Israel, December 23, 2008 - Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) announced today that it has completed its acquisition of Barr Pharmaceuticals, Inc. (NYSE: BRL). The combined company will have a significant presence in over 60 countries and generated approximately $13.6 billion in revenues on a pro-forma basis for the twelve months ended September 30, 2008.

"This is truly an exciting day for us," said Shlomo Yanai, President and CEO of Teva. "By combining two industry-leading companies, we have established a stronger, more competitive company with increased scale and an expanded geographic footprint with significant potential for growth. With a highly complementary generics business in the U.S. which extends our product portfolio and pipeline into new and attractive product categories, a substantial women's healthcare business which broadens our specialty pharmaceutical business and a significant presence in key global growth markets, Barr strengthens our balanced business model and enhances our growth potential."

Mr. Yanai added, "We welcome the employees and management teams of Barr and its subsidiary PLIVA to the Teva family and, based on our past experiences, we anticipate a successful integration that will maximize value creation. We have an opportunity to incorporate the best practices of both of our companies to create additional prospects for growth and to deliver long term value for our stakeholders worldwide."

Bruce Downey, Chairman and Chief Executive Officer of Barr, said, "Over the past few months since the announcement, the management teams of the companies have


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been working on plans to ensure a seamless and successful integration. Following the closing of the transaction, the work of combining the strengths and capabilities of both companies will begin. The merger will further enhance
Teva's ability to meet the emerging needs of the global generic pharmaceutical marketplace. We are proud to join the Teva family and believe that the combined company will benefit the healthcare system globally as well as Teva's shareholders, customers and employees."

On December 23, 2008, Barr became a wholly owned subsidiary of Teva and ceased to be traded on the New York Stock Exchange. Pursuant to the merger agreement between the parties, each share of Barr common stock has been converted into the right to receive $39.90 in cash and 0.6272 Teva ADSs. Share exchange instructions and a letter of transmittal will be mailed to Barr shareholders shortly.

As previously announced, Teva expects the acquisition to become accretive in the fourth quarter of 2009.

About Teva
Teva Pharmaceutical Industries Ltd., headquartered in Israel, is among the top 20 pharmaceutical companies in the world and is the world's leading generic pharmaceutical company. The Company develops, manufactures and markets generic and innovative human pharmaceuticals and active pharmaceutical ingredients, as well as animal health pharmaceutical products. Over 80 percent of Teva's sales are in North America and Europe.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995:
The statements, analyses and other information contained herein relating to the proposed merger as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may" and other similar expressions, are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management's current expectations and beliefs concerning future events and their potential effects on Teva and on Barr.

Actual results may differ materially from the results anticipated in these forward-looking statements. Important factors that could cause or contribute to such differences include Teva's ability to rapidly integrate Barr's operations and achieve expected synergies, diversion of management time on merger-related issues, Teva's ability to accurately predict future market conditions, potential liability for sales of generic products prior to a final resolution of outstanding patent litigation, including that relating to the generic versions of Allegra(R), Neurontin(R), Lotrel(R), Famvir(R) and Protonix(R), Teva's ability to successfully develop and commercialize additional pharmaceutical products, the introduction of competing generic equivalents, the extent to which Teva may obtain U.S. market exclusivity for certain of their new generic products and regulatory changes that may prevent Teva from utilizing exclusivity periods, competition from brand-name companies that are under increased pressure to counter generic products, or competitors that seek to delay the introduction of generic products, the impact of consolidation of our distributors and customers, the effects of competition on our innovative products, especially Copaxone(R) sales, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry, the difficulty of predicting U.S. Food and Drug Administration, European Medicines Agency and other regulatory authority approvals, the regulatory environment and changes in the health policies and structures of various countries, our ability to achieve expected results though our innovative R&D efforts, Teva's ability to successfully identify, consummate and integrate acquisitions, potential exposure to product liability claims to the extent


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not covered by insurance, dependence on the effectiveness of our patents and other protections for innovative products, significant operations worldwide that may be adversely affected by terrorism, political or economical instability or major hostilities, supply interruptions or delays that could result from the complex manufacturing of our products and our global supply chain, environmental risks, fluctuations in currency, exchange and interest rates, and other factors that are discussed in Teva's Annual Report on Form 20-F, Barr's Annual Report on Form 10-K and their other filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and neither Teva nor Barr undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.